Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

YRC WORLDWIDE INC.

Pursuant to Section 242 of

the General Corporation Law of the

State of Delaware

YRC WORLDWIDE INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST: Each 300 shares of the Common Stock issued and outstanding on the effective date of this Certificate of Amendment shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock. Each certificate that prior to such combination represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined.

SECOND: The first sentence of Article FOURTH of the Certificate of Incorporation of the Company is hereby amended to read in its entirety as follows:

The total authorized capital stock of the Corporation is as follows: 38,333,333 shares, of which 5,000,000 shares shall be Preferred Stock, $1.00 par value (“Preferred Stock”) and 33,333,333 shares shall be Common Stock, $0.01 par value (“Common Stock”).

THIRD: This Certificate of Amendment was adopted by the approval of the stockholders of the Company at a special meeting of the stockholders held November 30, 2011 in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware and approved by the Board of Directors of the Company pursuant to the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed this 1st day of December, 2011.

YRC WORLDWIDE INC.

By: /s/ Jeff P. Bennett

Name: Jeff P. Bennett

Title: Vice President–Legal, Interim

          General Counsel and Secretary